Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Northern Trust Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑180827, 333-144848, 333-86418, 333-212602 and 333-217477) on Form S-8 and the registration statement (No. 333-240299) on Form S-3 of Northern Trust Corporation of our reports dated February 23, 2021, with respect to the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Northern Trust Corporation.

As discussed in Note 1 to the consolidated financial statements, the Corporation has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP

Chicago, Illinois
February 23, 2021